UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)


                             Winn-Dixie Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   974280 10 9
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]     Rule 13d-1(b)

           [_]     Rule 13d-1(c)

           [X]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))
                               Page 1 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


 ===============================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           D.D.I., Inc.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [X]
                                                                    (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     47,873,468
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     -0-
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      47,873,468
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            47,873,468
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            34.1%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            CO
================================================================================


                               Page 2 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            D.D.I., Inc.

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            ---------
                            4310 Pablo Oaks Court, Jacksonville, FL 32224

           Item 2(c).       Citizenship:
           ---------        -----------
                            Florida - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  47,873,468

                            (b)       Percent of Class:  34.1%


                               Page 3 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            47,873,468

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            47,873,468

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                               Page 4 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         ----------------
         Date


         By:  /s/ H. J. Skelton
            ---------------------
         [Signature]

         D.D.I., Inc.
         H. J. Skelton, President
         [Name/Title]


                               Page 5 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


 ===============================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Davis Family Special Trust 2002
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [X]
                                                                       (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     53,855,485
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     -0-
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      53,855,485
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            53,855,485
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            38.3%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
================================================================================


                               Page 6 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            Davis Family Special Trust 2002

           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------
                            4310 Pablo Oaks Court, Jacksonville, FL 32224

           Item 2(c).       Citizenship:
           ---------        -----------
                            Florida - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  53,855,485

                            (b)       Percent of Class:  38.3%


                               Page 7 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            53,855,485

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            53,855,485

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                               Page 8 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         -------------------
         Date


         By:   /s/ Scott A. Oko
         ----------------------------
         [Signature]

         Davis Family Special Trust 2002
         Scott A. Oko, Trustee
         [Name/Title]


                               Page 9 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Scott A. Oko
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     53,855,485
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     -0-
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      53,855,485
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            53,855,485
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            38.3%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
================================================================================


                              Page 10 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            Scott A. Oko

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            -----------
                            4310 Pablo Oaks Court, Jacksonville, FL 32224

           Item 2(c).       Citizenship:
           ---------        -----------
                            Florida - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  53,855,485

                            (b)       Percent of Class:  38.3%


                              Page 11 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            53,855,485

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            53,855,485

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            ---------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the
                            group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 12 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         ----------------------
         Date


         /s/ Scott A. Oko
         ----------------------
         [Signature]


         Scott A. Oko
         [Name/Title]


                              Page 13 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


 ===============================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           SIVAD Investors, L.L.C.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas - United States
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
        NUMBER OF                     22,132,800
          SHARES             ---------------------------------------------------
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY                    -0-
           EACH              ---------------------------------------------------
        REPORTING             7      SOLE DISPOSITIVE POWER
          PERSON                     22,132,800
           WITH              ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            22,132,800
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.7%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
================================================================================


                              Page 14 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ----------       ------------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            SIVAD Investors, L.L.C.

           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------
                            910 Louisiana, suite 3431, Houston, TX 77002

           Item 2(c).       Citizenship:
           ---------        -----------
                            Texas - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  22,132,800

                            (b)       Percent of Class:  15.7%


                              Page 15 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            22,132,800

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            22,132,800

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            ---------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 16 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         ----------------------------
         Date


         By:   /s/ H. J. Skelton
            -------------------------
         [Signature]

         SIVAD Investors, L.L.C.
         H. J. Skelton, President
         [Name/Title]


                              Page 17 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           DAVFAM, Ltd.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     22,132,800
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     -0-
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      22,132,800
           WITH              ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            22,132,800
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                            [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.7%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
================================================================================


                              Page 18 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        ------------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            DAVFAM, Ltd.

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            -----------
                            910 Louisiana, suite 3431, Houston, TX 77002

           Item 2(c).       Citizenship:
           ---------
                            Texas - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  22,132,800

                            (b)       Percent of Class:  15.7%


                              Page 19 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            22,132,800

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            22,132,800

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 20 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         ---------------------------------
         Date


         By:  /s/ H. J. Skelton
            ------------------------------
         [Signature]

         DAVFAM, Ltd.
         By:     SIVAD Investors, L.L.C.
                 General Partner
                 H. J. Skelton, President
         [Name/Title]



                              Page 21 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           SIVAD Investors II, L.L.C.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     21,257,959
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     -0-
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      21,257,959
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            21,257,959
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                            [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.1%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
================================================================================


                              Page 22 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            SIVAD Investors II, L.L.C.

           Item 2(b).       Address of Principal Business Office or, if none,
           ----------       -------------------------------------------------
                            Residence:
                            ---------
                            910 Louisiana, suite 3431, Houston, TX 77002

           Item 2(c).       Citizenship:
           ---------        -----------
                            Texas - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
                            --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  21,257,959

                            (b)       Percent of Class:  15.1%


                              Page 23 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            21,257,959

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            21,257,959

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
                            -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 24 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         -----------------------------------
         Date


         By:   /s/ H. J. Skelton
            --------------------------------
         [Signature]

         SIVAD Investors II, L.L.C.
         H. J. Skelton, President
         [Name/Title]



                              Page 25 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           DAVFAM II, Ltd.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     21,257,959
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     -0-
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      21,257,959
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            21,257,959
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            15.1%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
================================================================================


                              Page 26 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           -------------------------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            DAVFAM II, Ltd.

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            ---------
                            910 Louisiana, suite 3431, Houston, TX 77002

           Item 2(c).       Citizenship:
           ---------        -----------
                            Texas - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
                            --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                            (a)       Amount Beneficially Owned:  21,257,959

                            (b)       Percent of Class:  15.1%


                              Page 27 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            21,257,959

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            -0-

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            21,257,959

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            -0-

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
                            -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 28 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         -----------------------------------
         Date


         By:   /s/ H. J. Skelton
            --------------------------------
         [Signature]

         DAVFAM II, Ltd.
         By:     SIVAD Investors II, L.L.C.
                 General Partner
                 H. J. Skelton, President
         [Name/Title]




                              Page 29 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           T. Wayne Davis
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     705,780
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     50,276,876
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      705,780
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      50,276,876
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            50,982,656
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            36.3%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
================================================================================


                              Page 30 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            T. Wayne Davis

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            ---------
                            1910 San Marco Blvd., Jacksonville, FL 32207

           Item 2(c).       Citizenship:
           ---------        -----------
                            Florida - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
                            --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  50,982,656

                            (b)       Percent of Class:  36.3%


                              Page 31 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            705,780

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            50,276,876

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            705,780

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            50,276,876

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
                            -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 32 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         -----------------------------------
         Date


         By:   /s/ H. J. Skelton
            --------------------------------
         [Signature]

         T. Wayne Davis, Director
         By:  H. J. Skelton, Attorney-in-Fact
         [Name/Title]




                              Page 33 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           A. Dano Davis
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     1,095,350
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     50,471,243
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      1,095,350
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      50,471,243
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            51,566,593
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                             [_]
            None Excluded
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            36.7%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
================================================================================


                              Page 34 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            A. Dano Davis

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            ---------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(c).       Citizenship:
           ---------        -----------
                            Florida - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  51,566,593

                            (b)       Percent of Class:  36.7%


                              Page 35 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            1,095,350

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            50,471,243

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            1,095,350

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            50,471,243

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
                            -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 36 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         -----------------------------------
         Date


         By:   /s/ H. J. Skelton
            --------------------------------
         [Signature]

         A. Dano Davis, Director
         By:  H. J. Skelton, Attorney-in-Fact
         [Name/Title]




                              Page 37 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


================================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Charles P. Stephens
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Georgia - United States
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF                     213,827
          SHARES             ---------------------------------------------------
       BENEFICIALLY            6      SHARED VOTING POWER
         OWNED BY                     49,653,333
           EACH              ---------------------------------------------------
        REPORTING              7      SOLE DISPOSITIVE POWER
          PERSON                      213,827
           WITH              ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      49,653,333
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            49,867,160
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                                          [_]
            None Excluded
--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            35.5%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
================================================================================


                              Page 38 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------
                            Winn-Dixie Stores, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        ------------------------------------------------
                            5050 Edgewood Ct., Jacksonville, FL 32254-3699

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------
                            Charles P. Stephens

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            -----------
                            P O Box 2100, Peachtree City, GA 30269

           Item 2(c).       Citizenship:
           ---------        -----------
                            Georgia - United States

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------
                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------
                            974280 10 9

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------
                            N/A

           Item 4.          Ownership
           ------           ---------
                            The following ownership information is provided as of December 31, 2001. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                            (a)       Amount Beneficially Owned:  49,867,160

                            (b)       Percent of Class:  35.5%


                              Page 39 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                            (c) Number of shares as to which such person has:

                                      (i)   sole power to vote or to direct the
                                            vote:

                                            213,827

                                      (ii)  shared power to vote or to direct
                                            the vote:

                                            49,653,333

                                      (iii) sole power to dispose or to direct
                                            the disposition of:

                                            213,827

                                      (iv)  shared power to dispose or to direct
                                            the disposition of:

                                            49,653,333

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------
                            N/A

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            ---------------
                            N/A

           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------
                            N/A

           Item 8.          Identification and Classification of Members of
           ------           -----------------------------------------------
                            the Group.
                            ---------
                            See Exhibit I for the identity of the group members filing this schedule.

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------
                            N/A

           Item 10.         Certification.
           -------          -------------
                            N/A


                              Page 40 of 44 Pages

------------------------------------------------------
CUSIP No. 974280 10 9
------------------------------------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 1, 2002
         -----------------------------------
         Date


         By:   /s/ H. J. Skelton
            --------------------------------
         [Signature]

         Charles P. Stephens, Director
         By:  H. J. Skelton, Attorney-in-Fact
         [Name/Title]




                              Page 41 of 44 Pages

                                                                                                                           Exhibit I

                                                                  OWNERS OF 5% OR MORE OF OUTSTANDING SHARES
                                                                               DECEMBER 31, 2001

                                                                         SOLE VOTING AND DISPOSITIVE POWER
                                                    ------------------------------------------------------------------------

                                   Total            T. WAYNE      A. DANO       CHARLES          DDI,         DFS TRUST 2002
                                   No. of            DAVIS         DAVIS       P. STEPHENS     INC. (*)         SAO (***)
OWNER  (**)                        Shares           ("TWD")       ("DANO")      ("CPS")        ("DDI")         ("DFS") (A)
----------                         ------           -------       --------      -------        --------        -----------
DFS TRUST 2002                  9,514,726 (A)            -             -              -                -        9,514,726
DAVFAM, LTD.                   22,132,800 (B)            -             -              -       22,132,800       22,132,800
DAVFAM II, LTD.                21,257,959 (C)            -             -              -       21,257,959       21,257,959
D.D.I., INC.                      950,000 (D)            -             -              -          950,000          950,000
ADFAM PARTNERS, LTD.                7,846 (E)            -             -              -                -                -
VD - WD CHARITIES, INC.           989,340 (F)            -             -              -                -                -
FLODOT, L.L.C.                     30,000 (G)            -             -              -                -                -
JED - WD CHARITIES, INC.           12,572 (H)            -             -              -                -                -
JED FAMILY TRUSTS                 396,723 (I)            -         3,000              -                -                -
DANO FAMILY AND TRUST             985,194 (J)            -       852,010              -                -                -
ADFAM CHARITIES, INC.                 600 (K)            -             -              -                -                -
ADD FAMILY AND TRUSTS             196,856 (L)            -             -              -                -
MAD FAMILY TRUSTS                  12,368 (M)            -             -              -                -                -
CPS FAMILY                      1,041,327 (N)            -             -        213,827                -                -
TWD - WD CHARITIES, INC.           24,000 (O)            -             -              -                -                -
TWD - RETIREMENT PLANS              1,400            1,400             -              -                -                -
TWD'S MOTHER'S TR. ESTATE       1,159,490 (P)            -             -              -                -                -
OTHER FAM AND TRS OF TWD           64,633 (Q)            -             -              -                -                -
TWD FAMILY                        312,955 (R)      236,080             -              -                -                -

                               59,090,789          237,480       855,010        213,827       44,340,759       53,855,485
                               ==========          =======       =======        =======       ==========       ==========

 Percent of Class                   42.0%             0.2%          0.6%           0.2%            31.5%            38.3%

                                                                                    SHARED VOTING
                                                                                         AND
                                   Total            Other Family                    DISPOSITIVE POWER
                                   No. of          Members Owning           Other Than
OWNER  (**)                        Shares           Less than 5%            DDI&DAVFAM              DDI&DAVFAM(*)
----------                         ------           ------------            ----------              -------------
DFS TRUST 2002                  9,514,726 (A)             -                          -                         -
DAVFAM, LTD.                   22,132,800 (B)             -                          -                22,132,800
DAVFAM II, LTD.                21,257,959 (C)             -                          -                21,257,959
D.D.I., INC.                      950,000 (D)             -                          -                   950,000
ADFAM PARTNERS, LTD.                7,846 (E)             -                      7,846                         -
VD - WD CHARITIES, INC.           989,340 (F)             -                    989,340                         -
FLODOT, L.L.C.                     30,000 (G)             -                     30,000                         -
JED - WD CHARITIES, INC.           12,572 (H)             -                     12,572                         -
JED FAMILY TRUSTS                 396,723 (I)       233,850                    159,873                         -
DANO FAMILY AND TRUST             985,194 (J)        17,704                    115,480                         -
ADFAM CHARITIES, INC.                 600 (K)             -                        600                         -
ADD FAMILY AND TRUSTS             196,856 (L)       196,856                          -                         -
MAD FAMILY TRUSTS                  12,368 (M)             -                     12,368                         -
CPS FAMILY                      1,041,327 (N)        36,975                    790,525                         -
TWD - WD CHARITIES, INC.           24,000 (O)             -                     24,000                         -
TWD - RETIREMENT PLANS              1,400                 -                          -                         -
TWD'S MOTHER'S TR. ESTATE       1,159,490 (P)             -                  1,159,490                         -
OTHER FAM AND TRS OF TWD           64,633 (Q)        37,075                     27,558                         -
TWD FAMILY                        312,955 (R)        29,184                     47,691                         -

                               59,090,789           551,644                  3,377,343                44,340,759
                               ==========           =======                  =========                ==========

 Percent of Class                   42.0%              0.4%                       2.4%                     31.5%


(*)    Not included in totals.
(**) References to ADD and JED pertain to A. Darius Davis and James E. Davis, respectively. ADD, JED, Tine W. Davis ("Tine") and M. Austin Davis ("MAD"), all of which were brothers and the founders of the issuer, are deceased. DANO, TWD and CPS are the son of JED, son of Tine, and son-in-law of MAD, respectively.
(***)  References to SAO pertain to Scott A. Oko, trustee of DFS Trust 2002.

(A) A trust, formed on December 13, 2001, to which certain shareholders of the issuer, DDI, Inc. and Estuary Corporation ("Estuary") and the sole shareholder of ADSONS, Inc. ("ADSONS") (collectively, the "Grantors") contributed their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 38.3% of the issuer's common stock. Such shares of beneficial interest in the trust were held directly or by affiliated limited partnerships and a corporation on December 31, 2001. On January 2, 2002, the trust was terminated and the following shares of the issuer's common stock, which were held directly by the trust, were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                           Voting and
                                       Dispositive Powers
                            --------------------------------------
             Reporting
                Person          Sole                      Shared
             ------------   --------------------------------------
                TWD            468,300                    155,329
                DANO           240,340                  1,320,510
                DDI          3,532,709  (*)
                             ---------                  ----------
                             4,241,349                  1,475,839
                             =========                  =========

       (*) Also shared by TWD, DANO and CPS.

(B) Limited partnership of which SIVAD Investors, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a 1.59% general partner and DDI, Estuary, ADSONS and FND, Ltd. are 84.37%, 4.50%, 4.52% and 5.02% limited partners, respectively.

(C) Limited partnership of which SIVAD Investors II, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a .44% general partner and DDI, Estuary and ADSONS are 80.87%, 13.79%, and 4.90% limited partners, respectively.

(D) A corporation, the common stock of which was held 83.1% by SAO, as sole trustee of the DFS Trust 2002, and 16.9% by other Davis family entities at December 31, 2001. On January 2, 2002, the termination date of DFS Trust 2002, such common stock was returned to the Grantors. DANO, TWD and CPS are directors of such corporation and have shared voting and dispositive powers for the shares held by the corporation as well as shares held by DAVFAM and DAVFAM II.

(E) Limited partnership of which all its limited partners are ADD family members, individually, or are trusts FBO ADD family members. A corporation, owned 50% by an ADD family member and 50% by a trust FBO an ADD family member, is the general partner.

(F)    Private charitable foundation of which TWD, DANO and CPS are directors.

(G) Limited Liability Corporation controlled by DANO's sister and her five children.

(H) Private charitable foundation of which DANO, his sister and his mother are directors and DANO is an officer.

(I) Trusts of which DANO and/or his sister are co-trustees or sole trustee, and his mother, sister and his sister's children are the beneficiaries.

(J) DANO's son, individually, and trusts FBO DANO or his sons of which DANO is sole trustee or co-trustee or a non-family member is sole trustee.

(K)    Private charitable foundation of which ADD family members are directors.

(L)    ADD family members, individually, and trusts FBO ADD family members.

(M)    Trusts FBO MAD family members.

(N) CPS, his wife, and his son, each individually, CPS' wife as custodian for CPS' son and irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries.

(O)    Private charitable foundation of which TWD is a director.

(P) Trust which is included in the Estate of TWD's mother. TWD is one of the beneficiaries of such estate and is a co-trustee.

(Q) TWD's sister and both sisters' spouses, individually, a trust FBO TWD's nephew of which TWD is co-trustee and trusts FBO TWD's sister's grandchildren.

(R) TWD, individually and as custodian for his grandchildren, TWD's daughters, individually, a revocable trust of which TWD is sole trustee and beneficiary and irrevocable trusts FBO TWD and his daughter of which TWD is co-trustee.